Exhibit 4.2

Xilinx, Inc.
FIRST SUPPLEMENTAL INDENTURE
Dated as of May 19, 2020
U.S. Bank National Association
Trustee

First Supplemental Indenture dated as of May 19, 2020 (the “Supplemental Indenture”) between Xilinx, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).
RECITALS
A.The Company and the Trustee are parties to an Indenture, dated as of May 19, 2020 (the “Base Indenture”), which provides for the issuance by the Company from time to time of debt securities in one or more Series. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is herein referred to as the “Indenture.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Base Indenture.
B.    The Company has authorized the issuance of $750,000,000 aggregate principal amount of 2.375% Senior Notes due 2030 (the “Notes”).
C.    The Company desires to enter into this Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the form and terms of the Notes as a new Series of Securities as permitted by Sections 2.01 and Section 2.02 of the Base Indenture.
NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:
ARTICLE I
DESIGNATION AND TERMS OF THE SERIES
Section 1.1.    Terms of the Notes.
The Notes are hereby created and designated a Series of Securities under the Base Indenture titled “2.375% Senior Notes due 2030.” The following terms relate to the Notes:
(1)    The Notes shall constitute a separate Series of Securities under the Indenture having the title “2.375% Senior Notes due 2030.”
(2)    The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $750,000,000. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes (in any such case “Additional Notes”) having the same priority, interest rate, maturity and/or other terms as the Initial Notes (other than the date of issuance, public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue, the initial Interest Payment Date). Any Additional Notes shall constitute a single series under the Indenture, provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the applicable Additional Notes will have one or more separate CUSIP numbers. All references to the Notes shall include the Initial Notes and any Additional Notes, unless the context otherwise requires. The aggregate principal amount of Additional Notes shall be unlimited.
(3)    The Notes will mature on June 1, 2030, unless redeemed in accordance with Section 1.3 of this Supplemental Indenture or repurchased prior to such Stated Maturity.
(4)    The rate at which the Notes shall bear interest shall be 2.375% per year. The date from which interest shall accrue on the Notes shall be May 19, 2020, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be June 1 and December 1 of each year, beginning December 1, 2020. Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on May 15 and November 15 prior to each Interest Payment Date (in connection with the Notes, a “Regular Record Date”). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.
(5)    The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depositary for such Global Securities shall be The Depository Trust Company, New York, New York (“Depositary”). The Notes shall be substantially in the forms attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated in Dollars and shall be issuable in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.
(6)    The Notes may be redeemed at the option of the Company prior to their Stated Maturity, as provided in Section 1.3.
(7)    The Notes will not have the benefit of any sinking fund.
(8)    Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.
(9)    The Notes will be senior unsecured obligations of the Company.
(10)    The Notes are not convertible into shares of common stock or other securities of the Company.
(11)    The restrictive covenants set forth in Section 1.4 shall be applicable to the Notes.
(12)    The Notes are not repayable at the option of the Holders except as provided in Section 1.4.3.
(13)    The Notes are initially to be issued as Global Securities.
(14)    The Trustee, Security Registrar and Paying Agent shall be U.S. Bank National Association.
The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other Series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Series of Securities specifically incorporates such changes, modifications and supplements.
Section 1.2.    Defined Terms.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Base Indenture. As used herein, the following additional defined terms shall have the following meanings with respect to the Notes only:
“Applicable Par Call Date” means March 1, 2030.

“Attributable Debt” with regard to a sale and lease-back transaction of Principal Property means the lesser of:

(1)	the fair market value of such Principal Property as determined in good faith by the Board of Directors;
or

(2)
discounted present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under this Indenture (which may include debt securities in addition to the Notes such as the Existing Notes) determined on a weighted average basis and compounded semi-annually) of all net rentals under the lease.

“Capital Stock” means: (1) in the case of a corporation, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of such person; and (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).
“Change of Control” means the occurrence of any one or more of the following events: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one or more of the Company’s direct or indirect Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Company’s Voting Stock; provided, however, that a Person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of any surviving Person immediately after giving effect to such transaction; or (4) the adoption by the Board of Directors or the Company’s stockholders of a plan relating to the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii) either (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction, in the aggregate, are substantially the same and in substantially the same proportion as the holders of the Company’s Voting Stock, in the aggregate, immediately prior to that transaction or (B) immediately following that transaction no “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of clause (i) above) becomes the beneficial owner, directly or indirectly, of a majority of total voting power of the Voting Stock of such holding company.
“Change of Control Offer” has the meaning set forth in Section 1.4.3(a).
“Change of Control Payment” has the meaning set forth in Section 1.4.3(a).
“Change of Control Payment Date” has the meaning set forth in Section 1.4.3(a).
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes (assuming for this purpose that the Notes matured on the Applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the notes.
“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Consolidated Net Tangible Assets” means, at any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the total assets (less applicable reserves) appearing on the Company’s most recent consolidated balance sheet, prepared in accordance with GAAP, after deducting: (1) total current liabilities, excluding notes and loans payable, current maturities of long-term indebtedness, and current maturities of capital leases; and (2) intangible assets, to the extent included in total assets.
“Credit Facility” means the Company’s $400.0 million senior unsecured revolving credit facility entered into on December 7, 2016.
“Definitive Security” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 201 of the Base Indenture.
“Event of Default”, with respect to the Notes, means any event specified in Section 1.5.1, continued for the period of time, if any, therein designated.
“Existing Notes” means the Company’s outstanding 3.000% senior notes due 2021 and 2.950% senior notes due 2024.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including without limitation, those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Indebtedness” of any specified Person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and an equivalent rating of another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, if such other organization shall provide a rating of the Notes, or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.
“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance of any kind (including any conditional sale or other title retention agreement and any agreement to give any security interest).
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Permitted Reinvested Attributable Debt” means any Attributable Debt arising from a sale and lease-back transaction with respect to which the net proceeds from the sale are applied in accordance with the first paragraph of Section 1.4.2.
“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) owned by the Company or a Restricted Subsidiary located in the United States that constitutes the Company’s principal corporate office, any manufacturing plant or any manufacturing facility and that has a gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of not less than 1.00% of the Company’s Consolidated Net Tangible Assets as of the determination date. Principal Property does not include any Property that the Board of Directors has determined in good faith not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.
“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.
“Rating Agency” means Moody’s and any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act if Moody’s or such other organization shall provide a rating of the notes, and if either of Moody’s or such other organization ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, any Substitute Rating Agency in lieu thereof.
“Rating Event” means the notes cease to be rated Investment Grade by (i) each Rating Agency, if Moody’s and one or more other Rating Agencies provides a rating of the notes or (ii) Moody’s, if no other Rating Agency provides a rating of the notes, on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by any of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency). Unless at the commencement of any Trigger Period, either (i) at least two Rating Agencies are then providing a rating for the notes or (ii) Moody's is then providing a rating for the notes (if no other Rating Agency is then providing a rating of the notes), then the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agencies during that Trigger Period.
“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture. Such date must be a Business Day.
“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Indenture.
“Reference Treasury Dealer” means (a) BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (or, for each, one of its affiliates that is a primary U.S. Government securities dealer) and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer, the Company will substitute another primary U.S. Government securities dealer, and (b) at least two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on (i) the third Business Day preceding such Redemption Date or (ii) in the case of a redemption in connection with a legal defeasance, covenant defeasance or discharge with respect to the Notes, the third Business Day preceding the date the deposit is made with the Trustee.
“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption, assuming the notes matured on the Applicable Par Call Date; provided, however, that if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.
“Restricted Subsidiary” means any Subsidiary that owns any Principal Property other than (1) any Subsidiary primarily engaged in financing receivables or in the finance business; or (2) any of the Company’s less than 80%-owned Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on the Nasdaq Global Market or on the over-the-counter markets.
“Secured Debt” means any of the Company’s Indebtedness or any Indebtedness of a Restricted Subsidiary, in each case secured by a Lien on either any Principal Property or on the stock of a Restricted Subsidiary. Secured Debt does not include Indebtedness secured by:
(1)    Liens on Property existing at the time of acquisition of the Property by the Company or any Restricted Subsidiary, whether or not assumed;

(2)    Liens on Property of a Person existing at the time such Person becomes a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such Person becoming a Restricted Subsidiary and do not extend to any other Property of the Company or any other Restricted Subsidiary (other than direct or indirect subsidiaries of the Restricted Subsidiary so acquired);
(3)    Liens to secure payment of all or any part of the cost of acquisition, construction, development or improvement of any Property, or to secure any Indebtedness to finance such cost of acquisition, construction, development or improvement that is incurred within 24 months after the later of (i) the completion of the acquisition, construction, development or improvement thereof, and (ii) the placing in operation of such Property or of such Property as so constructed, developed or improved;
(4)    Liens to secure Indebtedness owing to the Company or to a Restricted Subsidiary;
(5)    Liens existing at the date of the Indenture;
(6)    Liens on Property of an entity existing at the time such entity is merged or consolidated with the Company or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such merger or consolidation and do not extend to any Property of the Company or any other Restricted Subsidiary other than that of the Person merged into or consolidated with the Company or a Restricted Subsidiary and its direct or indirect subsidiaries;
(7)    Liens on Property of an entity at the time of a sale or lease of the Property of such entity as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such sale or lease and do not extend to any other Property (other than any additions, accessions, parts, improvements and attachments thereto, and the products and proceeds of the Property so acquired);
(8)    Liens incurred to finance the acquisition or construction of Property secured by liens in favor of the United States or a political subdivision of the United States;
(9)    Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by the Company or a Restricted Subsidiary, and for which the Company maintains adequate reserves in accordance with GAAP;
(10)    Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;
(11)    Liens in favor of materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Company or any Restricted Subsidiary in good faith and by appropriate proceedings;
(12)    Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;
(13)    Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;

(14)    Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or any of its Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which the Company or any of its Subsidiaries is a party;
(15)    Liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;
(16)    Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;
(17)    Liens incurred or deposits made by the Company or its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);
(18)    Liens on property incurred in sale and lease-back transactions permitted under Section 1.4.2.; or
(19)    Liens constituting any extension, renewal or replacement of any Liens listed above to the extent the principal amount of the indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the Property encumbered by any such Lien is the same as or substantially similar in nature to the Property encumbered by the Lien being extended, renewed or replaced.
“Securities Act” means the Securities Act of 1933, as amended.
“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) as a replacement agency for Moody’s or another Rating Agency, in each case, that provides a rating of the Notes.
“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis), computed as of (i) the third Business Day preceding that Redemption Date or (ii) in the case of a redemption in connection with a legal defeasance, covenant defeasance or discharge with respect to the Notes, the third Business Day preceding the date the deposit is made with the Trustee, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Business Day.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 1.3.    Optional Redemption.
1.3.1.    The provisions of Article Three of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.
1.3.2.    At the Company’s option, the Notes may be redeemed in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes.
Upon such redemption of any Notes pursuant to this Section 1.3.2 prior to the Applicable Par Call Date, the Company shall pay a Redemption Price equal to the greater of:
(a)    100% of the aggregate principal amount of the Notes to be redeemed; and
(b)    the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, in each case, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Upon such redemption of any Notes pursuant to this Section 1.3.2 on or after the Applicable Par Call Date, the Company shall pay a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. The Company shall calculate or cause the calculation of the Redemption Price, and the Trustee shall have no duty to calculate or verify the calculations of the Redemption Price.
1.3.3.    At any time, the Company may repurchase Notes in the open market, by private agreement or otherwise and may hold such Notes or surrender such Notes to the Trustee for cancellation pursuant to Section 2.14 of the Base Indenture.
Section 1.4.    Additional Covenants.
The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:
1.4.1.    Limitation on Liens.
The Company will not (nor will the Company permit any Restricted Subsidiary to) issue, incur, create, assume or guarantee any Secured Debt without securing the Notes equally and ratably with or prior to that Secured Debt unless the total amount of all Secured Debt and Attributable Debt (other than Permitted Reinvested Attributable Debt) with which the Notes are not at least equally and ratably secured would not exceed the greater of (i) $400 million and (ii) 15% of the Company’s Consolidated Net Tangible Assets.
1.4.2.    Limitation on Sale and Leaseback Transactions.
Subject to the following paragraph of this Section 1.4.2, the Company will not (nor will the Company permit any Restricted Subsidiary to) enter into any lease with a term longer than three years covering any of the Company’s or any Restricted Subsidiary’s Principal Property that is sold to any other Person in connection with that lease unless an amount equal to the net proceeds from the sale is applied within 270 days of such sale to the retirement of the Company’s or any Restricted Subsidiary’s debt that is at least pari passu with the Notes (including, for avoidance of doubt, the Notes, the Existing Notes and, if the Company has any future borrowings thereunder, the Credit Facility) or the purchase or development of Principal Property.
However, the Company or its Restricted Subsidiaries may enter into a sale and lease-back transaction with respect to Principal Property without being required to apply the net proceeds as required by the foregoing paragraph if the sum of the following amounts would not exceed the greater of (i) $400 million and (ii) 15% of the Company’s Consolidated Net Tangible Assets:
(a)    the Attributable Debt (other than Permitted Reinvested Attributable Debt) with respect to all such sale and lease-back transactions entered into after the date of initial issuance of the Notes; and
(b)    the total amount of Secured Debt.
1.4.3.    Purchase of Notes Upon a Change of Control Triggering Event.
(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Company has given notice to redeem the respective series of Notes as described above under Section 1.3, and except as set forth in Section 1.4.3(c), each Holder of Notes will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company must send a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date of such notice or, if the notice is delivered prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Definitive Securities electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, and Holders of Global Securities must transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
(b)    On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)    accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so accepted for payment.
(c)    The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.
(d)    The Company will comply with any applicable requirements of Rule 14e-1 under the Exchange Act, and any other applicable requirements of securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations are applicable and conflict with this Section 1.4.3, the Company will comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.4.3 by virtue of any such conflict.
Section 1.5.    Defaults and Remedies.
1.5.1.    Events of Default.
In addition to the events specified in Section 6.01(1)-(5) of the Base Indenture, solely with respect to the Notes, the following shall be an “Event of Default” with respect to the Notes pursuant to Section 6.01(6) of the Base Indenture:
(a)    failure to make a Change of Control Payment when due and payable in accordance with the terms of this Supplemental Indenture.
ARTICLE II
DEFEASANCE
Section 2.1.    Defeasance and Covenant Defeasance.
Article Eight of the Base Indenture shall be applicable to the Notes. For purposes of Article Eight of the Base Indenture, solely for purposes of the Notes, if the Company exercises its right of Covenant Defeasance pursuant to Sections 8.01 and 8.03 of the Base Indenture, in addition to being released from its obligations under the provisions of the Base Indenture set forth in Section 8.03, the Company also shall be released from its obligations under Section 1.4 of this Supplemental Indenture and from the operation of the Event of Default specified in Section 1.5 of this Supplemental Indenture.
ARTICLE III
MISCELLANEOUS
Section 3.1.    Confirmation of Indenture.
The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto with respect to the Notes shall be read, taken and construed as one and the same instrument.

Section 3.2.    Governing Law.
THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.3.    Severability.
If any provision in this Indenture is deemed unenforceable, it shall not affect the validity or enforceability of any other provision set forth herein, or of the Indenture as a whole.
Section 3.4.    Counterparts.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy of the Indenture is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile, electronic or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, electronic or PDF shall be deemed to be their original signatures for all purposes.
Section 3.5.    No Benefit.
Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.
Section 3.6.    Electronic Transactions.
The parties hereto agree that the transactions described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

XILINX, INC.

By:	/s/ Brice Hill
	Name:	Brice Hill
	Title:	Executive Vice President and
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Andrew Fung
	Name:	Andrew Fung
	Title:	Vice President

[FORM OF FACE OF SECURITY]
[Global Securities Legend]
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

2.375% Senior Notes due 2030
CUSIP: 983919 AK7
ISIN: US983919AK78

No. [ ]	$[ ]
XILINX, INC. promises to pay to CEDE & CO. or registered assigns, the principal sum: $[          ] ([          ] MILLION DOLLARS AND NO CENTS), as such amount may be increased or decreased as set forth in the Schedule of Increase or Decrease in Principal Amount of Global Security attached hereto, on June 1, 2030.
Interest Payment Dates: June 1 and December 1 of each year, commencing on December 1, 2020.
Record Dates: May 15 and November 15 next preceding the applicable interest payment date.
Additional provisions of this Security are set forth on the other side of this Security.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

XILINX, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.
Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]
XILINX, INC.
2.375% Senior Notes due 2030
1.    Indenture
This Security is one of a duly authorized issue of Securities of the Company, designated as its 2.375% Senior Notes due 2030 (herein called the “Securities”), issued and to be issued under an indenture, dated as of May 19, 2020 (the “Base Indenture”), between XILINX, INC., a Delaware corporation (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 19, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, to which Indenture and all indentures supplemental thereto, Board Resolutions and Officer’s Certificates relevant to the Securities reference is hereby made for a complete description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. Capitalized terms used but not defined in this Security shall have the meanings ascribed to them in the Indenture.
Each Security is subject to, and qualified by, all such terms as set forth in the Indenture, certain of which are summarized herein, and each Holder of a Security is referred to the corresponding provisions of the Indenture for a complete statement of such terms. To the extent that there is any inconsistency between the summary provisions set forth in the Securities and the Indenture, the provisions of the Indenture shall govern.
2.    Interest
The Company promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 1 and December 1 of each year, commencing December 1, 2020. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 19, 2020. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that an Interest Payment Date is not a Business Day, then interest shall be paid on the next succeeding Business Day and no interest shall accrue on such payment as the result of such delay.
3.    Paying Agent and Registrar
Initially, the Trustee will act as Paying Agent and registrar. The Company may appoint and change any Paying Agent, registrar or co-registrar without notice to Holders. The Company or any of its Subsidiaries may act as Paying Agent, registrar or co-registrar.
4.    Defaults and Remedies; Waiver
If an Event of Default with respect to any Securities at the time outstanding (other than an Event of Default specified in Section 6.01(4) or (5) of the Base Indenture) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Securities by notice to the Company in writing (and to the Trustee, if given by Holders of the Securities) specifying the Event of Default, may declare the principal amount of, premium, if any, and accrued and unpaid interest to, but not including, the date of acceleration on all the Securities to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. If an Event of Default specified in

Section 6.01(4) or (5) of the Base Indenture occurs, the principal amount of, premium, if any, and accrued and unpaid interest to, but not including, the date of such Event of Default on all the Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Securities.
5.    Amendment
The Indenture permits, with certain exceptions as therein provided, the amendment of the Indenture or this Security and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee without notice to any Holder but with the written consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities) affected thereby. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities by written notice to the Trustee to waive an existing Default with respect to the Securities and its consequences except a continuing Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on a Security. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security.
6.    Obligations Absolute
No reference herein to the Indenture and no provision of this Security or of the Indenture shall amend the contractual obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, or interest on this Security at the place, at the respective times, at the rate and in the coin or currency herein prescribed.
7.    Sinking Fund
The Securities will not have the benefit of any sinking fund.
8.    Denominations; Transfer; Exchange
The Securities are issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. When Securities are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Securities, the Registrar shall register the transfer or make the exchange in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any registration or exchange of Securities.
The Company and the Registrar shall not be required (a) to issue, register the transfer of or exchange any Securities during a period beginning at the opening of business 15 days before the day of the sending of a notice of redemption of Securities selected for redemption and ending at the close of business on the day of such sending or (b) to register the transfer or exchange of Securities selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part.

9.    Further Issues
The Company may from time to time, without the consent of the Holders of the Securities and in accordance with the Indenture, provide for the issuance of additional Securities

10.	Optional Redemption
The Securities may be redeemed at the Company’s option, upon notice as set forth in the Indenture, in whole at any time or in part from time to time, on the terms set forth in the Indenture.
11.    Persons Deemed Owners
The ownership of Securities shall be proved by the register maintained by the Registrar.

12.	No Recourse Against Others
No shareholder, partner, manager, member, director, officer, employee, agent or incorporator, as such, of any Company shall have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. This waiver and release shall be part of the consideration for the issuance of the Securities.

13.	Discharge and Defeasance
Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture with respect to the Securities if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Securities to, but not including, the date of redemption or Maturity, as the case may be.

14.	Unclaimed Money
Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or, if then held by the Company, shall be discharged from such trust. Thereafter the Holder of such Security shall look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
15.    Trustee Dealings with the Company
Subject to certain limitations imposed by the TIA, the Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Paying Agent may do the same with like rights.

16.	Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM
For value received            hereby sell(s), assign(s) and transfer(s) unto            (please insert social security or other identifying number of assignee) the within Security, and hereby irrevocably constitutes and appoints            attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)
Signature(s) must be guaranteed by an Eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

INCREASES OR DECREASES IN PRINCIPAL
AMOUNT OF GLOBAL SECURITY
The initial principal amount of this Global Security is $                    .  The following increases or decreases in this Global Security have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Remaining Principal Amount of this Global Security Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 1.4.3 of the Supplemental Indenture, check the box below:
☐ Section 1.4.3
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 1.4.3 of the Supplemental Indenture, state the amount you elect to have purchased: $_________
Date:______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee: